10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BLACKROCK LONG DURATION BOND PORTFOLIO   (BR-LONG)
BlackRock Credit Allocation Income Trust I, Inc.   (PSW)
BlackRock Credit Allocation Income Trust II, Inc.   (PSY)
BlackRock Credit Allocation Income Trust III   (BPP)
BlackRock Credit Allocation Income Trust IV - Preferred
Sleeve   (BTZ-PREF)
iShares Barclays Aggregate Bond Fund   (ISHAGG)


The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:
04-02-2012

Security Type:
BND/CORP

Issuer
The Hartford Financial Services Group, Inc. 2042

Selling Underwriter
Goldman, Sachs & Co.

Affiliated Underwriter(s)
[X] PNC
[ ] Other:

List of Underwriter(s)
Citigroup Global Markets Inc., Goldman,
Sachs & Co., Barclays Capital Inc.,
Deutsche Bank Securities Inc., J.P.
Morgan Securities LLC,
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Credit Suisse
Securities (USA) LLC,
UBS Securities LLC, U.S. Bancorp
Investments Inc., Wells Fargo
Securities LLC,
BB & T Capital Markets, a division of
Scott & Stingfellow LLC,
BNY Mellon Capital Markets LLC, Lloyds
Securities Inc., PNC Capital Markets LLC,
RBS Securities Inc., SMBC Nikko Capital
Markets Limited,
The Williams Capital Group L.P.

Transaction Details
Date of Purchase
04-02-2012

Purchase Price/Share
(per share / % of par)
$ 99.893

Total Commission, Spread or Profit
0.875%

1.   Aggregate Principal Amount Purchased (a+b)
$ 15,000,000

a.   US Registered Funds
(Appendix attached with individual Fund/Client purchase)
$ 7,500,000

b.   Other BlackRock Clients
$ 7,500,000

2.   Aggregate Principal Amount of Offering
$ 425,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.0353


Legal Requirements
Offering Type (check ONE)

The securities fall into one of the following transaction
types (see Definitions):
[X] U.S. Registered Public Offering   [Issuer must have 3 years of
continuous operations]
[ ] Eligible Rule 144A Offering   [Issuer must have 3 years of continuous
operations]
[ ] Eligible Municipal Securities   [Issuer must have 3 years of continuous
operations]
[ ] Eligible Foreign Offering   [Issuer must have 3 years of continuous
operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:                       Dillip Kumar Behera
Date: 04-04-2012                    Global Syndicate Team Member




Approved by:                        Odette Rajwan
Date: 04-04-2012                    Senior Global Syndicate Team Member